Exhibit 5

780 NORTH WATER STREET MILWAUKEE, WI 53202-3590 TEL 414-273-3500 FAX 414-273-5198 www.gklaw.com GODFREY & KAHN, S.C. MILWAUKEE APPLETON GREEN BAY WAUKESHA LAFOLLETTE GODFREY & KAHN MADISON

November 17, 2004

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

We have acted as counsel to Marshall & Ilsley Corporation, a Wisconsin corporation (the “Corporation”), in connection with the preparation of a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about November 17, 2004 (the “Registration Statement”).  The Registration Statement relates to the offering of up to 6,000,000 shares of the Company’s common stock, $1.00 par value (the “Shares”) for issuance from time to time in connection with acquisitions of businesses by the Corporation or its subsidiaries (each an “Acquisition”).

As counsel to the Corporation, we are familiar with the Restated Articles of Incorporation and the Amended By-Laws of the Corporation.  We have also examined, or caused to be examined, such other documents and instruments and have made, or have caused to be made, such further investigation as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that, upon the approval of an Acquisition by the Board of Directors of the Corporation, the Shares to be issued in accordance with the terms of such Acquisition will be duly and validly authorized for issuance.  Upon issuance and payment for the Shares in accordance with applicable acquisition agreements, the Shares will be fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Statutes.  Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months’ service in the case of any individual employee.  Certain Wisconsin courts have interpreted “par value” to mean the full amount paid by the purchaser of shares upon issuance thereof.

The foregoing opinion is limited to the laws of the State of Wisconsin.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

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